Merrill Lynch Developing Capital Markets Fund, Inc.


File No. 811-5723


Item No. 77M (Mergers) -- Attachment




During the fiscal semi-annual period ending June 30, 2000, Merrill
Lynch Developing Capital Markets Fund, Inc. (the "Registrant"), acquired substantially all of the assets and assumed substantially all of the liabilities of Merrill Lynch Middle East/Africa Fund, Inc. (the "Middle East/Africa Fund"), File No. 811-7155.


On January 20, 2000, the Boards of Directors of the Registrant and the Middle East/Africa Fund approved an Agreement and Plan of
Reorganization (the "Agreement"), pursuant to which the Registrant would acquire substantially all of the assets and assume substantially all of the liabilities of the Middle East/Africa Fund in exchange solely for an equal aggregate value of newly issued Class A, Class B, Class C and Class D shares of the Registrant ("the Reorganization"). In approving the Agreement, the Middle East/Africa Fund's Board of Directors also approved the subsequent deregistration, dissolution and liquidation of the Middle East/Africa Fund.


In connection with the Reorganization, on February 2, 2000, the Registrant filed a Registration Statement on Form N-14 (File Nos. 333-96005 and 811-5723) (the "N-14 Registration Statement"). The N-14 Registration Statement contained the proxy materials soliciting the approval of the Reorganization by the shareholders of the Middle East/Africa Fund. Pre-Effective Amendment No. 1 to the N-14 Registration Statement was filed on March 22, 2000, and the N-14 Registration Statement as so amended became effective with the Commission on that date.


The shareholders of the Middle East/Africa Fund approved the Reorganization at a special meeting of shareholders on May 10, 2000.
On May 19, 2000 (the "Reorganization Date"), pursuant to the
Agreement, the Middle East/Africa Fund transferred assets valued at $2,561,643.72 to the Registrant and received in exchange 204,211.98 newly-issued Class A, Class B, Class C, and Class D shares of the Registrant comprised of 34,779.265 Class A shares, 135,377.459 Class
B shares, 12,021.102 Class C shares and 22,034.154 Class D shares.
Such shares were then distributed to the shareholders of the Middle/East Africa Fund on that date in proportion to each shareholder's interest (by Class) in the assets transferred. The Middle/East Africa Fund ceased offering its shares as of the Reorganization Date.


An Application for Deregistration on Form N-8F will be filed by the Middle East/Africa Fund with the Securities and Exchange Commission.